AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996
                                                  REGISTRATION NO. 333-
================================================================================

                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C.  20549

                                            FORM S-4

                                      REGISTRATION STATEMENT
                                              UNDER
                                    THE SECURITIES ACT OF 1933

                                   ALLIED WASTE INDUSTRIES, INC.
                      (Exact name of registrant as specified in its charter)

          DELAWARE                          4953                    88-0228636
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION
                                                                      NUMBER)

                                7201 E. CAMELBACK ROAD, SUITE 375
                                   SCOTTSDALE, ARIZONA  85251
                                       (602) 423-2946

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                     CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                       With copies to:

                                       ROBERT G. REEDY
                                   PORTER & HEDGES, L.L.P.
                                  700 LOUISIANA, SUITE 3500
                                    HOUSTON, TEXAS  77002
                                        (713) 226-0600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, please check the following box. [X]

     If any of the securities being registered on this form are to be offered in connection with the termination of a holding company and there is compliance with General Instruction G, check the following box [ ]

                             CALCULATION OF REGISTRATION FEE
================================================================================
=

                                          Proposed       Proposed
                                          Maximum        Maximum
                                          Offering       Aggregate  Amount of
Title of Each Class of  Amount to         Price Per      Offering   Registration
Securities to be        be registered (1) Share (1)      Price (1)  Fee (1)
Registered
________________________________________________________________________________

Common Stock, par value
$.01 per share          10,000,000         $9.00         $90,000,000 $31,035
================================================================================


(1) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low prices for the Common Stock, as reported on The Nasdaq National Market on May 8, 1996.
___________________________
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 7,000,000 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1 (REG. NO. 33-93866). THE REGISTRATION FEES WITH RESPECT THERETO WERE PREVIOUSLY PAID.
================================================================================

                                 ALLIED WASTE INDUSTRIES, INC.
                CROSS-REFERENCE SHEET PURSUANT TO RULE 501(B) OF REGULATION S-K


Item
Number  Form S-1 Caption                                Location in Prospectus

1.      Forepart of Registration Statement and Outside  Facing Page, Outside
        Front Cover Page of Prospectus                  Front Cover of
                                                        Prospectus

2.      Inside Front and Outside                        Insider Front Cover
        Cover Pages Prospectus                          Pages of Prospectus

3.      Risk Factors, Ratio of Earnings to Fixed        Risk Factors; The
        Charges and Other Information                   Company; Acquisition
                                                        Terms
4.      Terms of the Transaction                        Acquisition Terms
5.      Pro Forma Financial Information                 Acquisition Terms
6.      Material Contracts with the Company             Acquisition Terms
        Being Acquired
7.      Additional Information Required for             Not Applicable
        Reoffering by Persons and Parties
        Deemed to be Underwriters
8.      Interests of Named Experts and Counsel;         Experts; Legal Matters
9.      Disclosure of Commission Position on            Indemnification of
        Indemnification for Securities Act Liabilities  Directors
10.     Information with Respect to S-3 Registrants     Not Applicable
11.     Incorporation of Certain Information by         Incorporation of Certain
        Reference                                       Documents by Reference
12.     Incorporation with Respect to S-2 or            Not Applicable
        S-3 Registrants
13.     Incorporation of Certain Information            Not Applicable
        by Reference
14.     Information with Respect to Registrants         Not Applicable
        Other than S-3 or S-2 Registrants
15.     Information with Respect to S-E                 Not Applicable
        Companies
16.     Information with Respect to S-2 or              Not Applicable
        S-3 Companies
17.    Information with Respect to                      Not Applicable
        Companies Other than S-2 or
        S-3 Companies
18.    Information if Proxies, Consents or              Not Applicable
        Authorizations are to be
        Solicited or in an Exchange Offer
19.    Information if Proxies, Consents or              Not Applicable
        Authorization are not to be
        Solicited or in an Exchange Offer

                                       17,000,000 SHARES

                                 ALLIED WASTE INDUSTRIES, INC.

                                         COMMON STOCK


     This Prospectus covers shares of common stock, par value $.01 per share (the "Common Stock"), that may be issued from time to time in the future by Allied Waste Industries, Inc. (the "Company") on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible notes issued in connection with such acquisitions of other businesses or properties.

     It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The last reported sale price for the Common Stock on The Nasdaq Stock Market's National Market (Symbol: "AWIN") on May 8, 1996 was $9.125 per share.


     AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVED CERTAIN RISKS. SEE "RISK FACTORS" WHICH BEGINS ON PAGE 3 OF THIS PROSPECTUS.

_________________________________________________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _______________________

The date of this Prospectus is May   , 1996

                                 TABLE OF CONTENTS


          SECTION                                                   PAGE

          Available Information                                       2
          Incorporation of Certain Documents By Reference             3
          The Company                                                 3
          Risk Factors                                                3
          Acquisition Terms                                           7
          Indemnification of Directors                                7
          Legal Matters                                               7
          Experts                                                     7



                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and World Trade Center, 13th Floor, New York, New York 10007. The Common Stock is listed on The Nasdaq National Market, and material filed by the Company can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-1 (Reg. No. 33-93866) and a Registration Statement on Form S-4 (Reg. No 333- _______), including any amendments thereto, under the Securities Act of 1933, with respect to the shares of Common Stock offered hereby (the "Registration Statements"). This Prospectus does not contain all the information set forth in the Registration Statements and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statements and the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements. Each such statement is qualified in all respects by reference to such exhibit. The Registration Statements, including exhibits and schedules thereto, are on file at the offices of the Commission and may be inspected without charge. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM ALLIED WASTE INDUSTRIES, INC., 7201 E. CAMELBACK ROAD, #375, SCOTTSDALE, AZ 85251, ATTENTION: INVESTOR RELATIONS, TELEPHONE (602) 423-2946. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST

BE MADE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995; and (ii) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequently to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     Any statement continued herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                       THE COMPANY

     Allied Waste Industries, Inc. ("Allied" or the "Company") is a vertically integrated solid waste management company providing non-hazardous waste collection, transfer, recycling and disposal services to over 340,000 residential and commercial customers located primarily in the midwestern, southwestern and southern United States. The Company currently conducts it operations through 37 collection companies, 23 transfer stations, 8 recycling facilities and 19 landfills located in 10 states. The Company has experienced significant increases in revenues and operating income, due primarily to the acquisition of over 80 solid waste businesses since the beginning of 1992. The Company's executive offices are located at 7201 East Camelback Road, Suite 375, Scottsdale, Arizona 85251, and its telephone number is (602) 423-2946.


                                        RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating an investment in the Company.

SIGNIFICANT LEVERAGE AND DEBT OBLIGATIONS

     The Company has incurred significant debt obligations in the past two years. In particular, in connection with financing its acquisitions and business growth, in January 1994 the Company issued $100 million of 10 3/4% Senior Subordinated Notes due 2004 (the "Senior Subordinated Notes"), and in March 1995, entered into an $80 million credit agreement with NatWest Bank, N.A., as agent and lender (the "Credit Agreement"). As of March 31, 1996, the Company's consolidated indebtedness was $179.9 million, its consolidated total assets were $447.8 million and its stockholders' equity was $187.9 million. For the three months ended March 31, 1996, the Company's operating income plus depreciation and amortization ("EBITDA") was $12.9 million, and interest and dividend obligations during this period were $5.3 million and $288,000, respectively.
The Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond the Company's control. If the Company fails to generate sufficient cash flow to repay its debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained.

CAPITAL REQUIREMENTS AND LIMITED WORKING CAPITAL

     The Company's growth and acquisition strategy has resulted in a steady increase in its capital requirements and such increase may continue in the future as the Company pursues its strategy. The Company has experienced low levels of working capital and working capital deficits in the past, and there can be no assurance that its available working capital will be sufficient in the future as it pursues its business strategy. At March 31, 1996, the Company had a working capital deficit of $4.9 million, including cash and cash equivalents of $4.3 million. For calendar year 1996, the Company expects to spend approximately $58 million for capital expenditures, $40 million of which is expected to relate to existing operations in order to maintain current revenue streams and $18 million of which is expected to relate to operations anticipated to result in growth in revenue streams. As the Company continues to acquire waste operations, additional capital amounts will be required for the acquisitions of businesses and the capital expenditure requirements related to those acquired businesses. If the Company fails to generate sufficient cash flow from operations in the future, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, refinancing all or a portion of the Company's indebtedness, obtaining additional financing or selling material assets or operations. There can be no assurance that any of such actions could be effected on satisfactory terms or that they would enable the Company to satisfy its capital requirements. In addition, the Company may need to obtain additional financing to complete future acquisitions. There can be no assurance that the Company will be able to secure such financing, if necessary, on favorable terms, if at all.

LIMITED OPERATING HISTORY IN REGARD TO SIGNIFICANT ASSETS; INTEGRATION OF NEW ACQUISITIONS

     The Company has a limited operating history with regard to a significant portion of its operations. During 1995, the Company acquired 18 companies for approximately $45.3 million of which approximately $24.3 million of such consideration was paid in common stock and $7.8 million was paid in seller notes. Total annualized revenues of those operations are approximately $33 million. These amounts include one landfill acquired for approximately $9.9 million with estimated annual revenues of $3.7 million. During the first quarter of 1996, the Company acquired nine companies with total annualized revenues of approximately $17 million, for approximately $23.4 million of which approximately $14.7 million of such consideration was paid in common stock and approximately $8.7 million was paid in cash and notes. The financial position and results of operations of the Company will depend to a large extent on the Company's ability to integrate these acquired operations effectively and to realize expected efficiencies and economies of scale. There can be no assurance that the Company's efforts to integrate these acquired operations will be effective, or that expected efficiencies and economies of scale will be realized. Failure to effectively integrate acquired operations could have an adverse effect on the Company's future results of operations. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

RISKS ASSOCIATED WITH A STRATEGY OF ACQUISITIONS; POTENTIAL DIFFICULTY IN OBTAINING SUITABLE LANDFILLS, COLLECTION OPERATIONS, TRANSFER STATIONS AND PERMITS

   The Company's acquisition strategy depends on its ability to identify and acquire appropriate landfills, collection operations and transfer stations. There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be integrated effectively or prove profitable. Completion of acquisitions requires the expenditure of sizeable amounts of capital and the competition among companies pursuing an acquisition strategy may increase capital requirements. The Company could be forced to alter its strategy in the future if such candidates become unavailable or too costly. In addition, obtaining permits to operate non-hazardous waste landfills has become increasingly difficult and expensive, often taking a number of years to obtain, requiring numerous hearings and compliance with zoning, environmental and other regulatory measures, and often being subject to resistance from citizen or other groups. There can be no assurance that the Company will be successful in obtaining the permits it requires, and an inability to receive such permits could have an adverse effect on the Company's future results of operations. See "Cost of Compliance with Environmental Regulations; Risk of Future Litigation." In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, the Company could be forced to dispose of collected waste at landfills operated by its competitors, which could have an adverse effect on the Company's landfill revenues and collection expenses.

POTENTIAL UNDISCLOSED LIABILITIES ASSOCIATED WITH ACQUISITIONS

     In connection with any acquisition made by the Company, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from non- compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible.

COST OF COMPLIANCE WITH ENVIRONMENTAL REGULATIONS; RISK OF FUTURE LITIGATION

     The scope and stringency of federal and state laws and regulations designed to protect the environment have increased dramatically. Compliance with the evolving and expanding regulatory requirements, including the adoption in October 1991 of Subtitle D regulations ("Subtitle D") pursuant to the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), has been and will continue to be costly. Rigorous regulatory standards require waste management companies to enhance or replace equipment and to modify landfill operations or, in some cases, to close landfills. There can be no assurance that the Company will be able to implement price increases sufficient to offset the cost of complying with these standards. In addition, environmental regulatory changes could accelerate expenditures for closure and post-closure monitoring at solid waste facilities and obligate the Company to spend sums in addition to those presently reserved for such purposes. These factors could increase substantially the Company's operating costs as well as the possibility of the impairment of the Company's investment in its facilities.

    In addition to the costs of complying with environmental regulations, the Company will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to revoke or to deny the renewal of, the Company's permits and licenses. In addition, governmental agencies, as well as surrounding landowners, may assert claims against the Company alleging environmental damage or violations of permits and licenses pursuant to which the Company operates. Citizens' groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's financial condition.

     Certain of the Company's waste disposal operations traverse state boundaries. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage disposal, within state boundaries, of waste collected outside of the state. Proposed federal legislation (passed by the U.S. Senate in May 1995 but still pending in the U.S. House of Representatives) would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could adversely affect landfills within those states that receive a significant portion of waste originating from out-of- state.

HAZARDOUS SUBSTANCES LIABILITY

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been interpreted to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Hundreds of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup can be significant. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by the Company or disposed of in its landfills, or in waste collected, transported or disposed of in the past by acquired companies. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous wastes under federal regulations.

POTENTIAL UNINSURED OR UNDERINSURED ENVIRONMENTAL LIABILITIES

     There can be no assurance that the Company's environmental impairment insurance will provide sufficient coverage in the event an environmental claim were made against the Company. An uninsured or underinsured claim of sufficient magnitude could have a material adverse effect on the Company's financial condition.

RISK OF COMPETITION FROM OTHER COMPANIES AND MUNICIPALITIES; LANDFILL
ALTERNATIVES

     The non-hazardous waste industry is led by four large national waste management companies and includes numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Several of these companies have considerably greater financial and operational resources than the Company. In addition, cities and counties that operate their own waste collection and disposal facilities often enjoy the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

     Alternatives to landfill disposal, such as recycling and composting, are increasingly being used, and incineration continues to be utilized in some markets in which the Company operates. There has also been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. Such trend may result in a reduction in the volume of waste going to landfills in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements that set goals for specified percentages of certain solid waste items to be recycled. These recycling goals will be phased in over the next few years.

IMPACT OF ADVERSE WEATHER CONDITIONS

     The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather, which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. As an example, unusually heavy rains could occur and adversely affect revenues, by hindering landfill development in areas that have the potential to flood, causing the diversion of internally collected waste to third-party landfills and reducing the amount of third-party waste transported to the Company's landfills. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's future results of operations.

RELIANCE ON MANAGEMENT

     The Company relies significantly on the services of its senior management team. The Company could be adversely affected if any member of the senior management team were unwilling or unable to continue in the Company's employ. As the Company completes future acquisitions, it will need to expand the staff in its executive offices to support the new operations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel to meet this demand.

POSSIBLE INCREASE IN SHARES ELIGIBLE FOR FUTURE SALE

     As of April 30, 1996, approximately 12,429,195 outstanding shares of Common Stock, and 9,626,685 shares of Common Stock issuable on the conversion of outstanding indebtedness and preferred stock, and the exercise of outstanding warrants and options, will become eligible for sale in the public market at prescribed times in the future. Moreover, a significant number of shares of Common Stock and securities convertible into or exercisable for Common Stock is expected to be issued in the future as the Company pursues its acquisition strategy. Sales of significant amounts of Common Stock in the public market following this offering could adversely affect prevailing market prices for the Common Stock.

                                       ACQUISITION TERMS

     This Prospectus covers shares of Common Stock, that may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities or on the payment of dividends on or conversion of shares of preferred stock or convertible notes issued in connection with such acquisitions.
      It is expected that the terms of acquisitions involving the issuance of the shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  INDEMNIFICATION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws require the Company to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Company's Certificate limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

    The Company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liability under the federal and state securities laws. The Company has entered into indemnification agreements to indemnity its directors to the extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
                                          LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas. Robert G. Reedy, a partner of the firm of Porter & Hedges, L.L.P., is a director of the Company. Porter & Hedges, L.L.P. is the Company's principal outside legal counsel. As of May 1, 1996, Mr. Reedy owns 24,045 shares of Common Stock and holds options to purchase an additional 35,000 shares.


                                             EXPERTS

     The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts.

                                             PART II

                              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

     The Company's Certificate of Incorporation and Bylaws require the Company to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the Company with its executive officers and certain other key employees, the Company must indemnify such officers and employees in the same manner and to the same extent that the Company is required to indemnify its directors under the Company's Bylaws. The Company's Certificate limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

     The Company has not purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws. The Company has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following is a list of all the exhibits and financial statement schedules filed as part of the Registration Statement.

     (A) EXHIBITS

     EXHIBIT NO     EXHIBIT

        5.1**       _ Opinion of Porter & Hedges, L.L.P.

       23.1**       _ Consent of Arthur Andersen LLP.

       23.2**       _ Consent of Porter & Hedges, L.L.P. (included in its
                      opinion filed as Exhibit 5.1 hereto).

       24**         _ Power of Attorney (included on the signature page to the originally filed Registration Statement).
___________________
** Filed herewith.

     (B) FINANCIAL STATEMENT SCHEDULES

     Schedules are omitted since the information required to be submitted has been included in the Consolidated Financial Statements of Allied Waste Industries, Inc. or the notes thereto, or the required information is not applicable.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 13, 1996.

                                      ALLIED WASTE INDUSTRIES, INC.

                            By:  /s/   H. STEVEN UTHOFF
                                       H. Steven Uthoff
                                       Vice President, Finance (Principal
                                          Financial Officer)

                                         POWER OF ATTORNEY

     Each of the undersigned hereby appoints Roger A. Ramsey, Peter S. Hathaway, and H. Steven Uthoff and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on May 13, 1996.

       SIGNATURE                                             TITLE

/s/ ROGER A. RAMSEY         Director, Chairman of the Board of Directors and
Roger A. Ramsey             Chief Executive Officer (Principal Executive
                            Officer)

/s/ THOMAS H. VAN WEELDEN   Director, President and Chief Operating Officer
Thomas H. Van Weelden

/s/ DANIEL J. IVAN          Director, Secretary, and Executive Vice President
Daniel J. Ivan

/s/ H. STEVEN UTHOFF        Vice President, Finance and Controller
H. Steven Uthoff            (Principal Financial  Officer)

/s/ PETER S. HATHAWAY       Chief Accounting Officer (Principal Accounting
Peter S. Hathaway           Officer)

/s/ NOLAN LEHMANN           Director
Nolan Lehmann

/s/ ROBERT G. REEDY         Director
Robert G. Reedy

/s/ ALAN B. SHEPARD         Director
Alan B. Shepard

/s/ JAMES G. COULTER        Director
James G. Coulter

____________________        Director
William K. Reilly

/s/ JOHN M. LEWIS           Director
John M. Lewis

____________________        Director
Jeffrey A. Shaw